Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

May 13, 2024

AlTi Global, Inc.
520 Madison Avenue, 26th Floor New York, NY 10022

Re: Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by AlTi Global, Inc., a Delaware corporation (the “Company”) of (i) up to 121,404,752 shares (the “Selling Securityholder Shares”) of Class A common stock, par value $0.0001 per share (the “Common Stock”) to be sold by the selling securityholders listed in the Registration Statement under “Selling Securityholders” (the “Selling Securityholders”) and (ii) up to 12,940,597 warrants to be sold by the Selling Securityholders (the “Warrants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in numbered paragraph 3, we have assumed that before the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

The opinion set forth below is limited to the Delaware General Corporation Law. Based on the foregoing, we are of the opinion that:
1.	The Selling Securityholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.
2.	The Warrants constitute valid and binding obligations of the Company.
3.	The Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours GOODWIN PROCTER LLP